Consent of Independent Registered Public Accounting Firm

We consent to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information which is included in this Post-Effective Amendment No. 25 to Registration Statement No. 333-40128 on Form N-1A (the “Registration Statement”) of Baird Funds, Inc.

/s/ GRANT THORNTON LLP

Chicago, Illinois
January 31, 2012